EXHIBIT 6.2

                      EMPLOYMENT AGREEMENT OF TED RUSSELL


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                  EMPLOYMENT AGREEMENT effective April 1, 2004


     BETWEEN: Ted W. Russell ("RUSSELL OR EMPLOYEE") AT: 44 Middle Beach Rd.
              West, Madison, CT 06443

AND HEARTSTAT TECHNOLOGY INC. ("HEARTSTAT" or Company) AT: 4764 Park Granada, #107, Calabasas, CA 91302.


WHEREAS, the Company agrees to employ EMPLOYEE and EMPLOYEE hereby agrees to accept such employment, in accordance with the terms and conditions set forth in this Agreement::

      1. DUTIES: EMPLOYEE agrees to serve as the Company's Chief Executive Officer, Chief Technical Officer and, on an interim basis, its Chief Financial Officer and Treasurer, as well as such other duties as may be from time to time requested of him by the Board of Directors of the Company.

      2. TERM: Term. Subject to earlier termination as hereinafter provided, EMPLOYEE's employment hereunder shall be for five (5) years beginning the day and year first above stipulated (the "Term").

      3. BEST EFFORTS. DUTIES shall devote his full working time to the business and affairs of the Company and shall use his best efforts, in a manner that is consistent with assigned duties and professional and ethical management practices, to advance the Company's best interests.

      4. COMPENSATION, INCENTIVES, AND REIMBURSEMENTS:

      4.1 BASE SALARY While EMPLOYEE is employed on a full-time basis during the Term, the Company shall initially pay to him a base salary of $150,000 per annum, payable in equal monthly installments no later than the end of each month with exception that $2,500 per month shall be deferred for nine months, that can be extended at the discretion of the Board of Directors. EMPLOYEE's any increase in the base salary is to be is to be approved by the compensation committee and approved by the board of directors. This base salary will not begin until there has been at least $750,000 raised by the company to commence product development operations. Until this time, instead of this base salary, EMPLOYEE will receive a monthly consulting fee to be paid at the end of each month in the amount of $5,000 per month through September 1, 2004, which shall increase to $7,500 per month starting with the month of October 1, 2004.

      4.2 OUT-OF-POCKET EXPENSES. The Company shall reimburse EMPLOYEE for expenses incurred or paid by him in the performance of his duties hereunder, provided such expenditures are incurred and accounted therefore in accordance with Company policy, and shall pay up to $600 per month for lease and maintenance expenses of one automobile. This shall start upon commencement of the regular salary as per above.

      4.3 INSURANCE. EMPLOYEE shall be entitled to participate in benefit plans maintained by the Company for its employees, including hospitalization, major medical, and dental as approved by its board of directors. This policy is not to commence until product development operations commence after funding.

      4.4 VACATION. EMPLOYEE shall be entitled to take two weeks of paid vacation annually during starting after the first 9 months of full time operations and one month of paid vacation starting at the time the product is completed and the company earns at least $100,000 of product revenues.

      5. PROFIT PERFORMANCE INCENTIVE. EMPLOYEE shall eligible for a profit performance bonus as approved by the compensation committee and board of directors and be included here as Addendum A to this agreement by November 1, 2004. This can be paid in the form of stock options as indicated in item 6 below.

      6. STOCK OPTION PLAN. EMPLOYEE shall eligible for future stock option awards pursuant to the stock option plan attached hereto as Addendum B of this agreement, which is to be approved by the compensation committee and board of directors by November 1, 2004.

      7. COVENANT REGARDING INVENTIONS. EMPLOYEE shall disclose promptly to the Company any and all patents, inventions, discoveries and improvements initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of the Company, and assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, EMPLOYEE shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply and obtain letters patent of the United States or any foreign country, or otherwise protect the Company's interest therein. These obligations shall continue beyond the conclusion of the Term and for one (1) year thereafter and shall be binding upon EMPLOYEE's assigns, executors, administrators and other legal representatives. These conditions shall apply only to the extent that EMPLOYEE is compensated consistently with the conditions of paragraphs 1 through 6 above and or any other agreements that have been made outside this employment agreement. These conditions are subject to terms of Exhibit B-Commercialization Partnership Agreement of Company's merger acquisition agreement of February 6, 2004.


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      8.  CONFIDENTIAL  DISCLOSURE.  EMPLOYEE  agrees that he will not  divulge, publish or otherwise reveal, except with the prior written consent of the Company, to any person, firm or corporation during the Term, any information which he may acquire concerning the technical or business affairs or other private or confidential matters or data of the Company and any direct or indirect parent, subsidiary or affiliated company controlled by or under the control of the Company, parent or subsidiary or in its possession. He further agrees that any of the foregoing matters, information or data, whether prepared by himself or which have or may come into his possession during his employment, are and remain the property of the Company and shall be held in trust in a fiduciary capacity for the sole benefit of the Company, its successors and assigns. These conditions are subject to terms of Exhibit B-Commercialization Partnership Agreement of Company's merger acquisition agreement of February 6, 2004.

      8. COVENANT NOT TO COMPETE. EMPLOYEE covenants and agrees that while employed by the Company and for a period of one (3) years thereafter or as long as he has any stockholding representing more than 5%, he shall not participate in or be connected with any other business or venture, whether as representative, employee, owner, advisor or in any other capacity directly or indirectly, if such business or venture is involved in developing, producing, or selling any continuous noninvasive blood pressure and blood flow monitor products that compete or can compete with the blood pressure or blood flow monitor products of the Company in any geographical market locations in which a substantial portion of the Company's business is conducted at the date of his employment termination. In addition, EMPLOYEE shall not, during his employment and for a period of one (3) years thereafter, solicit any customer of the Company or any other person, firm or corporation having a business relationship with the Company (where such solicitation would be for the purpose of competing directly with the Company's marketing of its blood pressure monitors and products), nor shall he solicit any employee of the Company for any alternate employment, consultancy or other commercial agency arrangements or purposes.
These conditions shall apply only to the extent that EMPLOYEE is or was compensated consistently with the conditions of paragraphs 1 through 5 above and paragraph 10 below, and EMPLOYEE enjoys full access to his stockholdings of Company common shares. These conditions are subject to terms of Exhibit
B-Commercialization Partnership Agreement of Company's merger acquisition agreement of February 6, 2004.

      9. DISABILITY OR DEATH. If, during the Term, (i) EMPLOYEE is unable to perform his duties required hereunder by reason of illness or incapacity for a continuous period of more than ninety (90) days or for a period of four (4) months in any six (6) month period or (ii) EMPLOYEE dies, then the employment of EMPLOYEE hereunder shall be terminated and the Company shall pay all obligations of this agreement to EMPLOYEE or his beneficiaries, estate or legal representatives prorated to the date of termination or death.

      10. TERMINATION. EMPLOYEE's employment hereunder shall be terminated (i) upon EMPLOYEE's death or disability as provided in paragraph 9 (ii) for cause, which shall be defined as (a) EMPLOYEE's willful failure to comply with any of the material terms of this Agreement, including without limitation, EMPLOYEE's violation of the agreements and covenants in paragraphs 6 through 8 or EMPLOYEE's engagement, in his capacity as an employee of the Company, in gross misconduct deemed injurious to the Company; (iii) upon EMPLOYEE's conviction for a crime involving moral turpitude; or (iv) at any time by the Company or EMPLOYEE upon 30 days written notice. In the event that the Company terminates EMPLOYEE's employment pursuant to clause (iv) above, its obligation to EMPLOYEE shall be to pay for any commissions, unused vacation accrual, or expense obligations through the date of such termination, to pay his base salary during the Term, to pay any profit performance incentive as specified in paragraph five
(5) and to pay all inventions royalty obligations that the Company may have pursuant to a separate agreement.

      11. GENERAL ITEMS:

      11.1 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the state in which EMPLOYEE resides at the time any action is brought.

      11.2 CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      11.3 ENTIRE AGREEMENT. With exception to any inventions royalty agreements that may exist, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties except any share exchange agreements or other agreement relating to acquisition of HeartSTAT, Inc. or its products, patents and rights under these agreements. This Agreement may be amended or modified, and the terms or covenants hereof may be waived only by a written instrument which expressly refers to this Agreement and states that it is an amendment, modification or waiver and is executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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      11.4 NO OTHER REPRESENTATION. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise or inducement not so set forth.

      11.5 ASSIGNABILITY. This Agreement may not be assigned by EMPLOYEE The Company may assign its rights, together with its obligations hereunder, in connection with any merger or consolidation or sale, transfer or other disposition of all or substantially all of its business and assets.

      11.6 AMENDMENTS; WAIVERS. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

      11.7 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined to be invalid or unenforceable, except where explicitly defined otherwise, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and be valid and enforceable to the extent permitted by law.

      11.8 NOTICES. For purposes of this Agreement, notices and demands shall be deemed given when delivered by hand or by overnight courier service against receipt, by facsimile transmission or similar means of communication if confirmed by mail, or if mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth above, attention: President, or in the case of EMPLOYEE to him at his most recent address shown in the records of the Company. Either party may change such address or telecopier number by giving the other party notice of such change in the aforesaid manner, except that the notice of change of address shall only be effective upon receipt.


WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written:



HEARTSTAT TECHNOLOGY INC.:                 EMPLOYEE:


-------------------------------------      -------------------------------------
Signature:  As per Board of Directors      Signature:  Ted W. Russell
            Resolution









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                                   Addendum A

PROFIT PERFORMANCE STOCK OPTION INCENTIVE. By the seventy-fifth day of each new fiscal year, EMPLOYEE shall be granted a 10-year stock option based on the Company's profit performance for the prior fiscal accounting year. The number of shares granted shall be based on the strike price allowed by accounting standards divided into a Stock Option Profit Factor ("SOPF"), where the SOPF for year 2005 shall be three percent (3%) of Company income before income taxes, provided that such pre-tax income exceeds $250,000. For subsequent years, the SOPF shall be five percent (5%) of the Company's income before income taxes. Such right is to extend for beyond the term of this agreement but with the SOPF reduced to four percent (4%) of Company income before income taxes, so long as RUSSELL continues to be employed or actively consultant for the Company.



For example:



Stock Price is $3.20

Option Price is $3.00

Profit is $1,000,000 for year.

Stock options are issued as follows:



$1,000,000 X 3% = $30,000

$30,000 / $3 = 10,000 option shares issued for a 10 year period at a price of $3.00 per share





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Ted Russell